EXHIBIT 99.1
For Immediate Release

8x8, Inc. Completes Acquisition of UK-Based Voicenet Solutions

With Addition of UK Operations Center and More Than 1,000 Business Customers,
8x8 Expands to Meet Growing Global Demand for Mid-Market and
Distributed Enterprise Cloud Communications and Collaboration Solutions

SAN JOSE, Calif. - Dec. 2, 2013 - 8x8, Inc. (NASDAQ: EGHT), a provider of cloud communications and collaboration solutions, today announced that it has completed the acquisition of UK-based Voicenet Solutions, Inc. for $18.4 million in cash.

The acquisition is expected to be neutral to 8x8's net income for the fiscal year ending March 31, 2014, after excluding one-time costs associated with the acquisition and amortization expenses. For the three and six-month periods ended September 30, 2013, Voicenet's unaudited revenue was approximately $2.4 million and $4.7 million, inclusive of approximately $0.2 million of deferred revenue recognized during the three months ended September 30, 2013. Forty-four employees of Voicenet have joined 8x8 as part of the transaction.

As one of the UK's leading providers of cloud business VoIP phone service and unified communications, Voicenet Solutions serves more than 1,000 business customers and 30 white label partners. Voicenet customers include mid-sized, multi-location companies such as London Overground Rail Operations, operator of the London Overground train service, Empire Cinemas, the largest private movie-theatre operator in the UK, and Servoca Plc, a leading provider of staffing, recruitment and outsourcing services. The company employs both direct and indirect sales channels and maintains award-winning Accredited Dealer and White Label Programs.

"The acquisition of Voicenet, with all of its resources, expertise and solidly entrenched customer base in the UK, puts us squarely ahead of our competition in the race to capture the growing international demand for cloud communications services," said 8x8 CEO Vik Verma. "Voicenet has done a phenomenal job attracting, retaining and serving an impressive list of UK-based SMB, mid-market and distributed enterprise customers that closely resemble the profile of our existing customers here in the United States. We are looking forward to building upon the solid foundation Voicenet has established in the UK with our unique and differentiated suite of cloud-based unified communications and collaboration services and taking the lead internationally just as we have domestically."

Voicenet's growth in the communications industry was recognized in 2012 by Deloitte, which awarded it a spot on the 2011 Deloitte Fast 500 Technology EMEA list.

"We are very excited to introduce 8x8's industry-leading UCaaS solutions to the UK market," said Voicenet CEO Kevin Scott-Cowell. "Our knowledge of the local business community combined with 8x8's technological expertise and emphasis on service qualities such as security, reliability and scalability, all key concerns for businesses here, will go a long way as we transition more and more businesses from on-premise to cloud-based solutions."

Conference Call

8x8 will host a conference call to discuss details of this transaction at 8:30 a.m. Eastern time on Tuesday, December 3, 2013.The call is accessible via the following numbers and webcast links:

Dial In:	(877) 843-0417, domestic (408) 427-3791, international
Replay:	(855) 859-2056, domestic (Conference ID # 19238936) (404) 537-3406, international (Conference ID # 19238936)
Webcast:	http://investors.8x8.com/

Participants should plan to dial in or log on ten minutes prior to the start time. A telephonic replay of the call will be available three hours after the conclusion of the call until midnight December 9, 2013. The webcast will be archived on 8x8's website for a period of one year. For additional information, visit http://investors.8x8.com.

Forward Looking Statements

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. These statements include, without limitation, information about future events based on current expectations, potential product development efforts, near and long-term objectives, potential new business, strategies, organization changes, changing markets, future business performance and outlook. Such statements are predictions only, and actual events or results could differ materially from those made in any forward-looking statements due to a number of risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited to, market acceptance of new or existing services and features; success of our efforts to target mid-market and larger distributed enterprises; changes in the competitive dynamics of the markets in which we compete; customer cancellations and rate of churn; impact of current economic climate and adverse credit markets on our target customers; our ability to scale our business; our reliance on infrastructure of third-party network services providers; risk of failure in our physical infrastructure; risk failure of our software; our ability to maintain the compatibility of our software with third-party applications and mobile platforms; continued compliance with industry standards and regulatory requirements; the amount and timing of costs associated with recruiting, training and integrating new employees; introduction and adoption of our cloud communications and collaboration services in markets outside of the United States; and general economic conditions. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's reports on Forms 10-K and 10-Q, as well as other reports that 8x8, Inc. files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and 8x8, Inc. undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About 8x8, Inc.

8x8, Inc. (NASDAQ:EGHT) is a provider of unified communications and collaboration, or UCC, services in the cloud to small and medium businesses, or SMBs, and mid-market and distributed enterprises. The company delivers a broad suite of UCC services to in-office and mobile devices spanning cloud business phone service, virtual meeting, contact center software and virtual desktop through our proprietary unified software as a service, or SaaS, platform. For additional information, visit www.8x8.com, or connect with 8x8 on Google+, Facebook, LinkedIn and Twitter.

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Contact:
Joan Citelli
(408) 654-0970
jcitelli@8x8.com